Exhibit 10.3

AGREEMENT

AGREEMENT (“Agreement”), dated as of March 15, 2005, by and between New Plan Excel Realty Trust, Inc., a Maryland corporation (“Company”), and Leonard Brumberg (“Executive”).

RECITALS

A.                                   Executive is currently Executive Vice President - Retail of the Company.

B.                                     The Company and Executive entered into an employment agreement dated as of September 14, 2000 (as amended, the “Employment Agreement”).  Pursuant to the terms of the Employment Agreement, the “Employment Period” under the Employment Agreement expires on September 25, 2005.

C.                                     The Company desires to extend the “Employment Period” under the Employment Agreement for a term of two (2) years (i.e., from September 25, 2005 through September 25, 2007) and otherwise on the same terms and conditions as the Employment Agreement, except as otherwise provided below.

AGREEMENT

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree to modify the terms of the Employment Agreement as follows:

1.                                       The Employment Period under the Employment Agreement shall expire on September 25, 2007, subject to the automatic extension provisions contained in Paragraph 2 of the Employment Agreement.

2.                                       Effective March 1, 2005, Executive shall hold the title of Executive Vice President-Portfolio Management.

3.                                       The following shall be inserted as a new clause (vi) in paragraph 8(a) of the Agreement:

“(vi) the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of three (3) years following the Date of Termination the medical, hospitalization, dental, and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that if Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (“Continued Benefits”), provided, that such Continued Benefits shall terminate on the date or dates Executive receives substantially equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determine on a coverage-by-coverage, or benefit-by-benefit, basis)”

4.                                       Except as herein provided, all of the terms and provisions of the Employment Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

NEW PLAN EXCEL REALTY TRUST, INC., a Maryland corporation

By:	/s/ Steven F. Siegel
Name:	Steven F. Siegel
Title:	Executive Vice President

LEONARD BRUMBERG

/s/ LEONARD BRUMBERG